Exhibit 10.41

FEDERAL REALTY INVESTMENT TRUST

RESTRICTED SHARE AWARD AGREEMENT

February 10, 2011

The parties to this Restricted Share Award Agreement (this “Agreement”), which is made and entered into in Rockville, Maryland on the date specified above, are Federal Realty Investment Trust, a Maryland real estate investment trust (the “Trust”), and                     , an individual employee of the Trust (the “Grantee”).

The Board of Trustees of the Trust (the “Board of Trustees”) has authorized the award by the Trust to the Grantee, under the Trust’s 2010 Performance Incentive Plan (the “Plan”) of a Restricted Share Award for a certain number of shares of beneficial interest of the Trust (the “Shares”), subject to certain restrictions and covenants on the part of Grantee. The parties hereto desire to set forth in this Agreement their respective rights and obligations with respect to such Shares.

Capitalized terms used in this Agreement, unless otherwise defined herein, have the respective meanings given to such terms in the Plan. The terms of the Plan are incorporated by reference as if set forth herein in their entirety. To the extent this Restricted Share Award Agreement is in any way inconsistent with the Plan, the terms and provisions of the Plan shall prevail.

In consideration of the covenants set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Award of Restricted Shares.

(a) In consideration of the Grantee’s covenants set forth in Section 5, the Trust hereby confirms the grant to the Grantee, as of February 10, 2011 (the “Grant Date”), of                         (            ) Shares (the “Restricted Shares”) (having a Fair Market Value equal to approximately $200,000 on the Grant Date), subject to the restrictions and other terms and conditions set forth herein and in the Plan.

(b) On or as soon as practicable after the Grant Date, the Trust shall cause the Restricted Shares to be issued in certificated form or by a book-entry designation for the account of Grantee . Such Restricted Shares shall be subject to such stop-transfer orders and other restrictions as the Board of Trustees or any committee thereof may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are listed and any applicable federal or state securities law.

If the restricted Shares are issued in certificated form, the certificate or certificates representing the Restricted Shares shall be held in custody by the Chief Financial Officer of the Trust until the Restricted Period (as hereinafter defined in Section 3) with respect thereto shall have lapsed. Restricted Shares issued by a book-entry designation shall be held in a book-entry account designated by the Trust until the restrictions provided in this Agreement with respect thereto shall have been removed. At any time as may be requested by the Trust, if necessary to enforce the restrictions applicable to the Restricted Shares, the Grantee shall deliver to the Trust one or more undated stock powers endorsed in blank relating to the Restricted Shares.

2.	Restrictions Applicable to Restricted Shares.

(a) Beginning on the Grant Date, the Grantee shall have all rights and privileges of a stockholder with respect to the Restricted Shares, except that the following restrictions shall apply:

(i) none of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or in the Committee’s discretion, pursuant to a domestic relations order within the meaning of Rule 16a-12 of the Securities Exchange Act of 1934, as amended) during the Restricted Period (as hereinafter defined in Section 3);

(ii) all or a portion of the Restricted Shares may be forfeited in accordance with Section 4; and

(iii) any Shares distributed as a dividend or otherwise and any other property (other than ordinary dividends) distributed with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Shares and shall be represented by book entry and held in the same manner as the Restricted Shares with respect to which they were distributed.

(b) Any attempt to dispose of Restricted Shares in a manner contrary to the restrictions set forth in this Agreement shall be null, void and ineffective. As the restrictions set forth in this Section 2 hereof lapse in accordance with the terms of this Agreement as to all or a portion of the Restricted Shares, such shares shall no longer be considered Restricted Shares for purposes of this Agreement.

3.	Restricted Period.

(a) The restrictions set forth in Section 2 shall apply for a period (the “Restricted Period”) from the Grant Date until such Restricted Period lapses as follows:

(i) with respect to fifty percent (50%) of the Restricted Shares, the Restricted Period shall lapse on February 10, 2015; and

(ii) with respect to the remaining fifty percent (50%) of the Restricted Shares, the Restricted Period shall lapse on February 10, 2017;

provided, however, that the Restricted Period for the Restricted Shares shall not lapse on either date set forth above unless the Grantee has tendered to the Trust, on or before that date, the amount of any state and federal withholding tax obligation which will be imposed on the Trust by reason of the lapsing of the Restricted Period for such Restricted Shares on that date.

(b) Notwithstanding the foregoing and subject to the proviso below, the Restricted Period shall lapse, as to all Restricted Shares, in the event there occurs a Change in Control, provided in any case that the Grantee or his legal representative shall first tender, in accordance with Section 3(c), the amount of any state and federal withholding tax obligation which will be imposed on the Trust by reason of the lapsing of the Restricted Period for such Restricted Shares.

(c) As soon as reasonably practicable after the Restricted Period has ended, the Trust shall notify Grantee of the amount of required withholding taxes due on the vesting of the Restricted Shares (“Tax Notice”). Grantee shall tender to the Trust the amount specified in the Tax Notice within five (5) business days after the date of the Tax Notice, or such longer period of time as the Trust may designate. The Trust shall not be required to remove the restrictions on such Restricted Shares until such time as the Grantee shall have paid such tax withholding amount in full. The Trust, at its sole discretion and on such terms and conditions determined by the Trust from time to time, may permit the Grantee to satisfy the tax withholding obligations through the sale of all or a portion of such Shares resulting from this Agreement or by a return to the Trust of a number of Shares having a Fair Market Value equal to the withholding amount due. In the event Grantee fails to make appropriate arrangement to satisfy tax and withholding obligations, the Trust may return to the Trust any Shares resulting from this Agreement and thereby withhold from benefits payable under this Agreement or the Trust may withhold from other amounts due the Grantee and pay over to the appropriate authority, all federal, state, county, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4.	Forfeiture.

If there is a termination of the Grantee’s Service with the Trust for any reason, then all rights of the Grantee to any and all then-remaining Restricted Shares, after giving application to Sections 3(a) and (b), shall terminate and be forfeited. Upon forfeiture of all or any portion of Restricted Shares, the certificate(s) representing the forfeited Restricted Shares shall be canceled or the forfeited Restricted Shares shall be removed from the Grantee’s book entry account, returned to the Trust and canceled, as applicable.

5.	Confidentiality; Non-Solicitation.

The Grantee acknowledges that, due to his [her] long-term position as                      of the Trust, he [she] currently possesses and, through the course of his [her] future employment at the Trust, will acquire additional secret, confidential or proprietary information, or trade secrets concerning the operations, clientele, intellectual property, future plans, or business methods of the Trust or its Affiliates (collectively, “Confidential Information”). In addition to the other mutual covenants and agreements set forth in this Award Agreement, the Trust has provided the Grantee with the Restricted Share Award as consideration for the Grantee’s promises, more fully described below in this Section 5, to refrain from soliciting business or employment from certain individuals with a business relationship with the Trust or its Affiliates. The Grantee acknowledges that the terms and conditions of this Agreement, including his [her] receipt of Restricted Shares valued at approximately two hundred thousand dollars ($200,000) protect him [her] against any undue hardship as a result of the enforcement of any and all terms of this Section 5, in full accordance with the provisions set forth below.

(a) Nondisclosure of Confidential Information. The Grantee acknowledges and reaffirms that the Grantee will comply with the terms of the confidentiality letter executed by the Grantee upon commencement of his [her] employment with the Trust. Without limiting the provisions of the confidentiality letter, the Grantee promises not to use or disclose any Confidential Information before it has become generally known within the relevant industry through no fault of the Grantee. The Grantee also agrees that this promise will remain in effect following his [her] termination of employment with the Trust for any reason.

(b) Non-Solicitation. For the reasons set forth above in this Section 5, the Grantee agrees that:

(i) For a period of one (1) year following the termination of the Grantee’s employment for any reason, whether voluntary or involuntary, he [she] will not, at any time or for any reason, acting alone or with or on behalf of any Person, whether as principal, director, partner, agent, employee, consultant or otherwise, directly or indirectly:

(A) Solicit, induce, or entice any client, customer, contractor, tenant, licensor, supplier, partner, or other business relationship of the Trust or any of its Affiliates to terminate, renegotiate, or otherwise cease or modify its relationship with the Trust or its Affiliates.

(B) Solicit the employment or engagement of any person currently (and for a period of one year prior to the Grantee’s termination of employment) employed by the Trust or any of its Affiliates, whether or not such person would commit any breach of a contract by reason of his [her] leaving the service of the Trust.

(ii) During the Grantee’s employment with the Trust and at all times following his [her] termination from employment for any reason, he [she] is prohibited, at any time or for any reason,

from using the Trust’s Confidential Information or any other unlawful means to directly or indirectly solicit, induce, or entice any client, customer, contractor, tenant, licensor, supplier, partner, or other business relationship of the Trust or any of its Affiliates to terminate, renegotiate, or otherwise cease or modify its relationship with the Trust or its Affiliates.

(d) Reasonableness of Provisions. The Grantee agrees that the covenants contained in this Section 5 are reasonably tailored to protect the Trust’s Confidential Information and business interests and to ensure that he [she] does not violate his [her] duty of loyalty or his fiduciary duties to the Trust, and are reasonable in all circumstances in scope, duration, and all other respects. The provisions of this Section 5 will survive the expiration or earlier termination of this Agreement.

(e) Remedies; Equitable Relief. The Grantee agrees that the Trust would be irreparably harmed if the Grantee (i) used or disclosed Confidential Information without the Trust’s express authorization or (ii) took any action or participated in any activity contrary to the terms set forth above during or after termination of his [her] employment with the Trust. The Grantee expressly agrees that the Trust will be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation by the Grantee of the promises set forth in this Section 5.

(f) Importance of Enforcement. The Grantee recognizes and agrees that the covenants set forth in this Section 5 are the essential consideration for this Agreement, and that the invalidation of any provision of this Section 5 by a court of competent jurisdiction shall (i) represent a failure of the consideration on which this Agreement is based, and therefore (ii) result in the Grantee’s forfeiture of any Restricted Shares and any vested shares of the Trust (or proceeds thereof) that he [she] receives pursuant to this Agreement. Such forfeiture shall not prejudice the Company’s right to enforce this Section 5, to the extent it is enforceable by law.

(g) Relationship to Other Agreements. The provisions in this Section 5 shall supersede and control in all respects the provisions of any other agreement previously entered into between the Trust and Grantee, including without limitation, any Severance Agreement.

6.	Effect on Other Agreements and Arrangements.

Unless otherwise expressly set forth herein, this Agreement shall not affect or supersede any severance or Change in Control agreement or arrangement previously entered into between the Grantee and the Trust.

7.	Assignment.

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Grantee and the assigns and successors of the Trust, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Grantee.

8.	Entire Agreement; Amendment.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. This Agreement may be amended at any time by written agreement of the parties hereto.

9.	Governing Law.

This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Maryland other than the conflict of laws provisions of such laws, and shall be construed in accordance therewith.

10.	Severability.

If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

11.	Continued Employment.

This Agreement shall not confer upon the Grantee any right with respect to continuance of employment by the Trust.

12.	Certain References.

References to the Grantee in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the Grantee’s executors or the administrators, or the person or persons to whom all or any portion of the Restricted Shares may be transferred by will or the laws of descent and distribution, shall be deemed to include such person or persons.

13.	Section 83(b) Election.

The Grantee acknowledges that it is the Grantee’s sole responsibility, and not the Trust’s, to file a timely election under section 83(b) of the Internal Revenue Code, of 1986, as amended. The Grantee acknowledges that he or she is relying on his or her own advisors with respect to the decision as to whether or not to file any section 83(b) election.

14.	Taxes.

Notwithstanding anything herein to the contrary, Grantee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Agreement (including any taxes arising under Section 409A of the Code).

IN WITNESS WHEREOF, the Trust has caused this Agreement to be duly executed and the Grantee has hereunto set his hand effective as of the day and year first above written.

FEDERAL REALTY INVESTMENT TRUST

By:
	Name:	Donald C. Wood
	Title:	President and Chief Executive Officer

WITNESS:	GRANTEE

By:
Name: